Exhibit 99.1

ProPhase Labs Reports Financial Results

for the Three and Six Months Ended June 30, 2020

DOYLESTOWN, Pennsylvania, August 11, 2020 – ProPhase Labs, Inc. (NASDAQ: PRPH, www.ProPhaseLabs.com) today announced net sales of $3.6 million for the three months ended June 30, 2020, compared to net sales of $1.7 million for the three months ended June 30, 2019. The Company recognized net income for the three months ended June 30, 2020 of $70,000, or $0.01 per share, compared to a net loss of $1.2 million, or ($0.11) per share, for the three months ended June 30, 2019.

Results for the second quarter of 2020 compared to the second quarter of 2019 principally reflect the net effect of (i) an increase in net sales of $1.9 million due to an increase in third party customer orders, (ii) a decrease in administrative costs of $62,000 due principally to a decrease in professional fees, (iii) a decrease in sales and marketing expenses of $217,000 resulting from a reduction in marketing initiatives and (iv) a decrease in research and development expenditures of $30,000.

The Company generated net sales for the six months ended June 30, 2020 of $5.5 million, as compared to $4.0 million for the six months ended June 30, 2019. The Company incurred a net loss for the six months ended June 30, 2020 of $0.7 million, or (0.06) per share, as compared to a net loss of 2.3 million, or (0.19) per share, for the six months ended June 30, 2019.

Results for the six months ended June 30, 2020 as compared to the six months ended June 30, 2019 principally reflect the net effect of (i) an increase in net sales of $1.5 million due to an increase in third party customer orders, (ii) a decrease in administrative costs of $268,000 due principally to a decrease in professional fees, (iii) a decrease in sales and marketing expenses of $313,000 resulting from a reduction in marketing initiatives and (iv) a decrease in research and development expenditures of $65,000.

About the Company

We are a manufacturing and marketing company with deep experience with OTC consumer healthcare products and dietary supplements. We are engaged in the research, development, manufacture, distribution, marketing and sale of OTC consumer healthcare products and dietary supplements in the United States. This includes the development and marketing of dietary supplements under the TK Supplements® brand.

In addition, the Company also continues to actively pursue acquisition opportunities for other companies, technologies and products inside and outside the consumer products industry. For more information visit us at www.ProPhaseLabs.com.

Investor Contact

Ted Karkus, Chairman and CEO

ProPhase Labs, Inc.

(267) 880-1111

ProPhase Labs, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30 2019
Net sales	$3,623	$1,651	$5,511	$3,969
Cost of sales	2,344	1,390	3,817	3,188
Gross profit	1,279	261	1,694	781

Operating expenses:
Sales and marketing	125	342	295	608
Administration	1,030	1,092	2,028	2,296
Research and development	65	95	124	189
Total operating expenses	1,220	1,529	2,447	3,093
Income (loss) from operations	59	(1,268)	(753)	(2,312)

Interest income, net	11	30	14	61
Net income (loss)	$70	$(1,238)	$(739)	$(2,251)

Other comprehensive income:
Unrealized gain (loss) on marketable debt securities	(5)	8	6	23
Total comprehensive income (loss)	$65	$(1,230)	$(733)	$(2,228)

Basic earnings (loss) per share:	$0.01	$(0.11)	$(0.06)	$(0.19)
Diluted earnings (loss) per share:	$0.01	$(0.11)	$(0.06)	$(0.19)

Weighted average common shares outstanding:
Basic	11,592	11,560	11,587	11,558
Diluted	11,618	11,560	11,587	11,558

ProPhase Labs, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2020	December 31, 2019
		(audited)

Cash and cash equivalents	$2,537	$434
Marketable debt securities, available for sale	$3,339	$926
Accounts receivable, net	$1,930	$2,010
Inventory	$2,047	$1,459
Total current assets	$10,242	$9,945
Total assets	$12,375	$12,274

Total current liabilities	$1,395	$933
Total non-current liabilities	$86	$110
Total stockholders' equity	$10,894	$11,231